      As filed with the Securities and Exchange Commission on May 24, 1996
                                                    Registration No. 33-_____
===============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                             --------------------
                          SOUTHWEST GAS CORPORATION
            (Exact name of Registrant as specified in its charter)

          CALIFORNIA                                        88-0085720
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)

                          5241 Spring Mountain Road
                                P.O. Box 98510
                         Las Vegas, Nevada 89193-8510
                                (702) 876-7237
        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             --------------------
                               GEORGE C. BIEHL
                Senior Vice President/Chief Financial Officer
                          Southwest Gas Corporation
                          5241 Spring Mountain Road
                                P.O. Box 98510
                         Las Vegas, Nevada 89193-8510
                                (702) 876-7237
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             --------------------
Approximate date of commencement of proposed sale to the public:  From time to time
                             --------------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                               CALCULATION OF REGISTRATION FEE
                                               -------------------------------
                                                Amount           Proposed maximum       Proposed maximum         Amount of
                                                to be           offering price per         aggregate            registration
Title of securities being registered          registered             share*             offering price*             fee
- ------------------------------------          ----------        ------------------      ----------------        ------------
Common Stock ($1 par value). . . . . . .    1,439,280 shares        $16-15/16              $24,377,805            $8,406.14

* Calculated pursuant to Rule 457(c) of the Rules and Regulations under the Securities Act of 1933, as amended.

                             --------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                            SUBJECT TO COMPLETION
                              DATED MAY 24, 1996

PROSPECTUS
==============================================================================


[SWG LOGO]


                          SOUTHWEST GAS CORPORATION





                          Common Stock, $1 Par Value

The securities offered hereby (the "Offered Securities") are 1,439,280 shares of common stock, $1.00 par value ("Common Stock"), of Southwest Gas Corporation, a California corporation (the "Company"). The Offered Securities will be offered and sold from time to time by three shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Offered Securities by the Selling Shareholders. Substantially all expenses in connection with the registration of the Offered Securities will be borne by the Company, except for any brokers' or dealers' commissions and/or discounts. See "Plan of Distribution" and "Selling Shareholders."

The Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the Symbol "SWX." On May 22, 1996, the closing price for the Common Stock was $16-7/8 per share, as reported in the consolidated transaction reporting system.

                              -----------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                              -----------------




The date of this Prospectus is ________________ , 1996

                            AVAILABLE INFORMATION

     Southwest Gas Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may be inspected at the offices of the New York Stock Exchange or the Pacific Stock Exchange.

  This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, and reference is hereby made to such Registration Statement, including the exhibits thereto.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     Incorporated by reference in this Prospectus are the following documents filed by the Company with the Commission:

     1.  Annual Report on Form 10-K for the year ended December 31, 1995.

     2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     3. Current Reports on Form 8-K dated January 8, 1996, February 14, 1996, March 5, 1996, and May 2, 1996.

     4. Descriptions of the Company's Common Stock contained in Form 8-A filed pursuant to Section 12 of the Exchange Act.

     5.  All documents subsequently filed by the Company pursuant to
         Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Written or oral requests for such copies should be directed to:
George C. Biehl, Senior Vice President and Chief Financial Officer, Southwest Gas Corporation, 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, (702) 876-7237.

                                 THE COMPANY

     The registrant, Southwest Gas Corporation (the "Company"), is incorporated under the laws of the State of California effective March 1931. The Company is principally engaged in the business of purchasing, transporting, and distributing natural gas in portions of Arizona, Nevada, and California. See "Incorporation of Certain Documents by Reference."

     The Company is the largest distributor in Arizona, selling and transporting natural gas in most of southern, central, and northwestern Arizona, including the Phoenix and Tucson metropolitan areas. The Company is also the largest distributor and transporter of natural gas in Nevada, and serves the Las Vegas metropolitan area and northern Nevada. In addition, the Company distributes and transports natural gas in portions of California, including the Lake Tahoe area in northern California and high desert and mountain areas in San Bernardino County.

     The executive offices of the Company are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.


                               USE OF PROCEEDS

     The net proceeds from the sale of the Offered Securities will be received directly by the Selling Shareholders. No proceeds will be received by the Company from the sale of the Offered Securities.


                       DETERMINATION OF OFFERING PRICE

     This Prospectus may be used from time to time by the Selling Shareholders to sell the Offered Securities. The offering price of such Common Stock will be determined by the Selling Shareholders and such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.


                             SELLING SHAREHOLDERS

     The following table provides certain information with respect to the Common Stock beneficially owned by each Selling Shareholder as of May 17, 1996. Each of the Selling Shareholders are formerly shareholders of Northern Pipeline Construction Co., a full-service underground gas pipeline contractor ("NPL") and acquired their shares of Common Stock on April 29, 1996 in connection with the acquisition of NPL by the Company. None of the Selling Shareholders has had a material relationship with the Company other than as a result of ownership of the securities of the Company.

     The Offered Securities may be offered from time to time, subject to the restrictions described herein, by the Selling Shareholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of securities. Noel T. Coon, one of the Selling Shareholders, has agreed not to sell, dispose of or otherwise transfer more shares of the Offered Securities than he would be permitted to sell under the volume limitations of Rule 144 of the Securities Act of 1933. This limitation will continue for two years, subject to his right to sell any amount of the Offered Securities if the share price for such securities falls below $10 or if the Company publicly announces a plan or other agreement or arrangement to merge the Company or to sell all or substantially all of its assets. Mr. Coon has also agreed not to sell during any three-month period more than 240,000 shares of the Offered Securities to any one person or group, other than a broker-dealer who acquires the Offered Securities for resale in compliance with this restriction.

     Because (i) the Selling Shareholders may offer all or some of the Offered Securities held by them pursuant to offerings contemplated by this Prospectus,
(ii) the Offered Securities are not necessarily being underwritten on a firm commitment basis, and (iii) the Selling Shareholders may purchase additional

shares of Common Stock or Common Stock equivalents from time to time, the Company cannot accurately estimate the amount of shares of Common Stock to be held by the Selling Shareholders after completion of the offerings contemplated by this Prospectus. The following table assumes that each Selling Shareholder will sell all Offered Securities, which may not be the case.

                                                    (A)                     (B)                     (C)
                                              Number of Common         Percentage of
                                             Shares Beneficially       Common Stock
                                             Owned Prior to the     Beneficially Owned        Number of Common
                  Name                          Offering(1)         Prior to Offering(2)       Shares Offered
- -----------------------------------------    -------------------    ---------------------    ------------------
Noel T. Coon                                      1,007,496                  4%                   1,007,496

William L. Johnson                                  215,892                  *                      215,892

Michael J. and Frances Kemper, Trustees -
Michael & Frances Kemper Trust                      215,892                  *                      215,892


* Represents less than 1%.

(1) Includes all outstanding shares of Common Stock owned by the Selling Shareholder as of May 17, 1996 except as otherwise noted.

(2) Represents all shares of Common Stock shown as beneficially owned by the Selling Shareholder as a percentage of the shares of Common Stock outstanding or beneficially owned at May 17, 1996.


                             PLAN OF DISTRIBUTION

     The Offered Securities may be sold from time to time by the Selling Shareholders or their nominees. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Offered Securities may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Offered Securities or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Offered Securities in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Offered Securities short and redeliver the Offered Securities to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Offered Securities, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Shareholders may also loan or pledge Offered Securities to a broker-dealer and the broker-dealer may sell the Offered Securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged Offered Securities pursuant to this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts, or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount, or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.


     All costs, expenses and fees in connection with the registration of the shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Offered Securities will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Offered Securities against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the Offered Securities, including liabilities arising under the Securities Act.

                                   EXPERTS

     The consolidated financial statements incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included in the Annual Report on Form 10-K for the year ended December 31, 1995, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                                LEGAL MATTERS

     The validity of the offered securities hereby has been passed upon for the Company by O'Melveny & Myers.


======================================   ======================================

   No dealer, salesperson or other
individual has been authorized to
give any information or to make any
representations other than those
contained or incorporated by
reference in this Prospectus in                        [SWG LOGO]
connection with the offer made by
this Prospectus and, if given or
made, such information or
representations must not be relied
upon as having been authorized by
the Company or any agent, dealer or
underwriter.  Neither the delivery
of this Prospectus nor any sale made
hereunder shall under any
circumstances create an implication             SOUTHWEST GAS CORPORATION
that there has been no change in the
affairs of the Company since the
date hereof.  This Prospectus does
not constitute an offer or
solicitation by anyone in any state
in which such offer or solicitation                  1,439,280 Shares
is not authorized or in which the                      COMMON STOCK
person making such offer or
solicitation is not qualified to do
so or to anyone to whom it is
unlawful to make such offer or
solicitation.

          ------------------

                                                    -----------------
          TABLE OF CONTENTS
                                 Page                   PROSPECTUS
                                 ----
            Prospectus                              -----------------

Available Information . . . . . . 2
Incorporation of Certain
  Documents by Reference. . . . . 2
The Company . . . . . . . . . . . 3
Use of Proceeds . . . . . . . . . 3
Determination of Offering Price . 3
Selling Shareholders. . . . . . . 3                _______________, 1996
Plan of Distribution. . . . . . . 4
Experts . . . . . . . . . . . . . 5
Legal Matters . . . . . . . . . . 5
======================================   ======================================

                                   PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

   SEC registration fee . . . . . . . . . . . . . . . $  8,406.14
  *Stock exchange listing fees  . . . . . . . . . . .    5,000.00
  *Printing expenses  . . . . . . . . . . . . . . . .    1,000.00
  *Legal fees and expenses  . . . . . . . . . . . . .    2,000.00
  *Accounting fees and expenses . . . . . . . . . . .    2,000.00
  *State securities or blue sky fees  . . . . . . . .    2,000.00
  *Miscellaneous  . . . . . . . . . . . . . . . . . .    3,000.00
                                                      -----------
                 TOTAL . . . . . . . . . . . .        $ 23,406.14
                                                      ===========

- ---------------------------
*  Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VIII of the Company's Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Company has purchased directors and officers insurance policies which provide insurance against certain liabilities for directors and officers of the Company.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBIT
- -------                    ----------------------

 5.1 Opinion of O'Melveny & Myers as to the validity of the securities to be registered.

10.1 Merger Agreement among the Company and Northern Pipeline Construction Co., dated as of November 13, 1995 (included as an exhibit in the Company's 1995 Form 10-K incorporated herein by reference).

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of O'Melveny & Myers (included in Exhibit 5.1).

24.1     Powers of Attorney (included on pages II-3 and II-4).

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required

      to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or
      Section 15(d) of the Securities Act of 1934 and incorporated herein by reference;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 21, 1996.

                             SOUTHWEST GAS CORPORATION



                             By      /s/  MICHAEL O. MAFFIE
                                -------------------------------------
                                          Michael O. Maffie
                                President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Each person whose signature appears below authorizes Michael O. Maffie and George C. Biehl, and each of them, as attorneys-in-fact, to sign any amendment, including posteffective amendments, to this Registration Statement on his or her behalf, individually and in each capacity stated below, and to file any such amendment.


          Signature                     Title                      Date
          ---------                     -----                      ----


  /s/  MICHAEL O. MAFFIE         Director, President and        May 21, 1996
- ------------------------------   Chief Executive Officer
      (Michael O. Maffie)        (Principal Executive Officer)


  /s/   GEORGE C. BIEHL          Senior Vice President and      May 21, 1996
- ------------------------------   Chief Financial Officer
       (George C. Biehl)         (Principal Financial Officer)


  /s/  EDWARD A. JANOV           Controller and Chief           May 21, 1996
- ------------------------------   Accounting Officer
      (Edward A. Janov)          (Principal Accounting Officer)


  /s/  RALPH C. BATASTINI        Director                       May 21, 1996
- ------------------------------
      (Ralph C. Batastini)


  /s/  MANUEL J. CORTEZ          Director                       May 21, 1996
- ------------------------------
      (Manuel J. Cortez)


  /s/  LLOYD T. DYER             Director                       May 21, 1996
- ------------------------------
      (Lloyd T. Dyer)


          Signature                     Title                      Date
          ---------                     -----                      ----


  /s/  KENNY C. GUINN            Chairman of the Board          May 21, 1996
- ------------------------------   of Directors
      (Kenny C. Guinn)


  /s/  THOMAS Y. HARTLEY         Director                       May 21, 1996
- ------------------------------
      (Thomas Y. Hartley)


  /s/  MICHAEL B. JAGER          Director                       May 21, 1996
- ------------------------------
      (Michael B. Jager)


       LEONARD R. JUDD           Director                       May 21, 1996
- ------------------------------
      (Leonard R. Judd)


  /s/  JAMES R. LINCICOME        Director                       May 21, 1996
- ------------------------------
      (James R. Lincicome)


  /s/  CAROLYN M. SPARKS         Director                       May 21, 1996
- ------------------------------
      (Carolyn M. Sparks)


  /s/  ROBERT S. SUNDT           Director                       May 21, 1996
- ------------------------------
      (Robert S. Sundt)

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
- -------                       ----------------------
  5.1      Opinion of O'Melveny & Myers as to the validity of the securities to be registered.
 23.1      Consent of Arthur Andersen LLP.
 23.2      Consent of O'Melveny & Myers (included in Exhibit 5.1).